Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mpcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1803

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL ANNOUNCES SECOND QUARTER AND

SIX-MONTH 2006 FINANCIAL RESULTS

FREMONT, Calif., August 10, 2006 – Curon Medical, Inc. (OTCBB: CRNM) today announced financial results for the second quarter and six months ended June 30, 2006.

For the second quarter of 2006, Curon Medical reported net sales of $1,108,000, compared to net sales of $536,000 in the first quarter of 2006, and sales of $1,152,000 in the second quarter of 2005. Net loss for the quarter was $275,000, or $0.03 per share, compared with a net income of $914,000, or $0.08 per share, for the first quarter of 2006, and a net loss of $3,746,000, or $0.45 per share, for the second quarter of 2005.

For the six months ended June 30, 2006, Curon Medical reported net sales of $1,644,000 compared with net sales of $2,009,000 for the first six months of 2005. Net income for the six months ended June 30, 2006, was $639,000, or $0.06 per share, compared with a net loss in the first six months of 2005 of $6,712,000, or $0.92 per share.

Second quarter results reflected the sale of thirteen Stretta® Control Modules and four Secca® Control Modules plus the placement of one additional Stretta and six Secca Control Modules for evaluation in addition to sales of 435 disposable Stretta Catheters and 188 disposable Secca Handpieces. As of June 30, 2006, Curon Medical had cash, cash equivalents and investments totaling $1.7 million.

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Final $1.0 million payment from IP transaction with BÂRRX Medical received early

Subsequent to the end of the quarter, the Company received the final installment payment of $1.0 million from BÂRRX Medical, Inc. related to its intellectual property transaction of March 16, 2006. Pursuant to the agreement, BÂRRX Medical paid Curon a total of $3.0 million in exchange for the assignment of one patent and a worldwide, exclusive license of certain other patents for the treatment of Barrett’s esophagus. The terms of the agreement called for an initial payment of $2.0 million with the final payment due upon the earlier of December 31, 2006, or within ten days of the closing of an equity financing.

Alistair McLaren, Chief Financial Officer of Curon Medical, commented, “We are pleased to have received the final installment for this transaction five months earlier then expected and congratulate BÂRRX on its recent round of funding. The proceeds will be used for general working capital needs.”

Strong international sales and recovery from backorder drive sales increase

Larry C. Heaton II, President and Chief Executive Officer of Curon Medical, remarked, “Sales during the quarter were significantly higher than the previous quarter, primarily due to strong international revenue growth, along with a domestic sales increase driven by our recovery from the backorder situation from the first quarter. In addition to the $1.1 million in orders we shipped, we also received purchase orders totaling an additional $260,000 committed for shipment this quarter, the bulk of which are international sales. This should provide a solid foundation to build upon for the second half of the year.”

In the second quarter international sales totaled $480,734, compared to international sales of $157,000 in the first quarter of 2006, and $146,000 in the second quarter of 2005.

Curon Medical’s Executive Vice President of Sales and Marketing and President, International, Carlos Babini, said, “We are making progress in securing distribution and clearance to market our products in various countries, particularly in the South American and Asian markets and are excited about the opportunities we see throughout the international marketplace. In the Far East, for example, we saw second quarter sales from Korea, where we recently obtained regulatory approval to market, from China, where Stretta procedures have recently been performed as part of the process of securing regulatory approval, and from Japan, for which we recently entered a distribution agreement. “

Expansion into Japan with distribution agreement with Adachi Company Ltd

Curon Medical also announced that it has entered into a five-year agreement with Adachi Company, Ltd., an established medical distributor serving the Japanese market since the 1930s, for the distribution of its products in Japan. The agreement with Adachi follows the successful completion of the first clinical series of Stretta procedures performed earlier this year by a Japanese physician.

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Mr. Babini continued, “We are pleased to enter this agreement with Adachi, a company with a long history and multiple sales professionals throughout Japan. As Adachi has been distributors of the Olympus endoscopy product lines in Japan for over 50 years, we are confident in their ability to manage the regulatory and reimbursement process and help us penetrate the Japanese gastroenterology market.”

Saburo Adachi, President of Adachi Company, commented, “We are enthusiastic about this partnership with Curon Medical and look forward to introducing its products to the Japanese market. We will now begin the necessary administrative tasks to obtain regulatory approval. We are confident that the Stretta product will soon bring relief to Japanese patients suffering from reflux disease.”

Backorder situation at outsourced manufacturer resolved during the quarter

At the end of the first quarter of 2006, the Company reported that it was in temporary backorder due to the inability of its outsourced manufacturing partner to meet demand in March. During the second quarter, the Company shipped orders to customers totaling $1,108,000, including all of the orders that had been backordered at the end of March. At the end of June the Company held new unshipped purchase orders totaling $260,000, primarily to international customers.

Steve Barton, Curon Medical’s Vice President of Operations, noted, “During the quarter our outsourced manufacturing partner addressed the backorder situation we were in at the end of March. The level of production and shipments during the quarter are amongst the highest of any quarter in Curon’s history and cleared the pre-existing backorder. Our second quarter shipments and the current rate of production give us confidence that our production needs will be met going forward.”

Conference Call

Curon Medical will host a conference call today at 5:00 p.m. eastern time/2:00 p.m. pacific time to discuss the second quarter results. The live call may be accessed by dialing (800) 289-0494 (U.S.)/ (913) 981-5520 (International) and through a web cast at the Curon Medical website www.investor-curonmedical.com. The replay will be available via web cast for 30 days or by calling (888) 203-1112 (U.S.)/ (719) 457-0820 (International) from 8:00 p.m. eastern time today until 11:59 p.m. eastern time on August 15, 2006. The confirmation number to access the replay is 7496266.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com

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About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, specifically, statements concerning anticipated future performance, expansion of our international operations, obtaining Japan regulatory approval and our expectation that our production needs will be met in the future are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results,” in Curon’s quarterly report of Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 15, 2006. The forward-looking statements are made as of August 10, 2006, and the Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CURON MEDICAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$1,108	$1,152	$1,644	$2,009
Cost of goods sold	763	1,013	1,432	1,995

Gross Margin	345	139	212	14

Operating expenses:
Research and development	141	301	343	594
Clinical and regulatory	139	320	242	520
Sales and marketing	1,201	2,509	2,458	4,294
General and administrative	1,053	929	2,215	1,868

Total operating expenses	2,534	4,059	5,258	7,276

Operating loss	(2,189)	(3,920)	(5,046)	(7,262)
Sale of intellectual property rights	673	—	3,601	—
Interest income and other expense, net	1,241	174	2,084	550

Net income (loss)	$(275)	$(3,746)	$639	$(6,712)

Net loss per share, basic and diluted	$(0.03)	$(0.45)	$0.06	$(0.92)

Shares used in computing net loss per share, basic and diluted	10,838	8,417	10,838	7,316

The per share data have been restated for all periods presented to reflect the 4 to 1 reverse stock split effective May 26, 2006.

CURON MEDICAL, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$1,659	$2,819
Marketable securities	—	500
Accounts receivable, net	765	747
Inventories, net	483	879
Notes receivable	951	—
Prepaid expenses and other current assets	919	903

Total current assets	4,777	5,848
Property and equipment, net	182	300
Other assets	233	267

Total assets	$5,192	$6,415

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,262	$1,672
Notes payable	263	64

Total current liabilities	1,525	1,736
Warrant and other liabilities	421	2,450
Stockholders’ equity:	3,246	2,229

Total liabilities and stockholders’ equity	$5,192	$6,415